Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123632 of Input/Output, Inc. on Form S-3 of our report dated November 17, 2003 (December 27, 2004 for the effect of the restatement as described in Note 14) relating to the consolidated financial statements of GX Technology Corporation and subsidiaries as of June 30, 2003 and 2002 and for each of the three years in the period ended June 30, 2003, appearing in the current report on Form 8-K/A of Input/Output, Inc. filed on December 29, 2004, incorporated by reference and to the reference to us under the heading “Experts” in the prospectus which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 29, 2005